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As filed with the Securities and Exchange Commission on September 3, 2004

No. 333-114229

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CELLEGY PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	82-0429727 (I.R.S. Employer Identification Number)

349 Oyster Point Boulevard, Suite 200
South San Francisco, California 94080
(Address of Principal Executive Offices)

Director Stock Option Agreement
(Full Title of the Plan)

K. Michael Forrest
Chief Executive Officer
Cellegy Pharmaceuticals, Inc.
349 Oyster Point Boulevard, Suite 200
South San Francisco, California 94080
(650) 616-2200
(Name, Address and Telephone Number of Agent For Service)

Copies to:

C. Kevin Kelso, Esq.
Weintraub Genshlea Chediak Sproul
400 Capitol Mall, 11th Floor
Sacramento, CA 95814

Pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the "Securities Act"), Cellegy Pharmaceuticals, Inc., a Delaware corporation, as successor issuer to Cellegy Pharmaceuticals, Inc., a California corporation, hereby adopts the above-referenced Registration Statement on Form S-8 for all purposes under the Securities Act and the Securities Exchange Act of 1934, as amended (the "Exchange Act"). This Post-Effective Amendment to the Registration Statement shall hereafter become effective in accordance with Rule 462 promulgated under the Securities Act.

POST EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8 REGISTRATION STATEMENT

EXPLANATORY NOTE

        This Post-Effective Amendment No. 1 (the "Amendment") to the Registration Statement on Form S-8 (File No. 333-114229) is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the "Securities Act") by Cellegy Pharmaceuticals, Inc. which changed its state of incorporation from California to Delaware (the "Reincorporation").

        At the Annual Meeting of Shareholders held on June 15, 2004, the shareholders of Cellegy Pharmaceuticals, Inc. a California corporation ("Cellegy (CA)"), approved the Reincorporation. The Reincorporation was implemented by the merger ("Merger") of Cellegy (CA) with and into a newly-formed, wholly-owned Delaware subsidiary of Cellegy (CA) (the "Registrant"), pursuant to an agreement and plan of merger. As a result of the Merger, which was consummated by the filing of a certificate of merger with the Secretary of State of the State of Delaware on September 2, 2004, the separate existence of Cellegy (CA) ceased, with the Registrant remaining as the surviving corporation. Each share of common stock of Cellegy (CA) issued and outstanding immediately prior to the consummation of the Merger was, upon the consummation of the Merger, automatically converted into one share of common stock of the Registrant. Accordingly, all of the Cellegy (CA) shares of common stock (the "Common Shares") previously reserved for issuance upon exercise of the option to which this Registration Statement relates are now shares of common stock of the Registrant.

        Pursuant to Rule 414(d) of the Securities Act, the Registrant, as successor issuer to Cellegy (CA), hereby expressly adopts the above-referenced Registration Statement of Cellegy (CA) on Form S-8, as amended, applicable to the Common Shares issuable under the option agreement referenced on the cover pages of this Registration Statement, as the Registration Statements of the Registrant for all purposes under the Securities Act and the Exchange Act, which adoption is effective as of and at the effective time of the Reincorporation. No fee is required hereunder because the Registrant is carrying forward the fees paid for the shares previously registered pursuant to the Registration Statements.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INFORMATION INCORPORATED BY REFERENCE.

        Cellegy Pharmaceuticals, Inc. (the "Registrant" or the "Company") hereby incorporates by reference into this Registration Statement the following documents and information previously filed with the Commission:

  (a)
  the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2003.

  (b)
  All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), since the end of the fiscal year covered by the annual report referred to in (a) above.

  The Company's Current Report on Form 8-K filed with the Commission on September 3, 2004.

  (c)
  The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A filed with the Commission under Section 12 of the Exchange Act, including any amendment or report filed for the purpose of updating such description.

  (d)
  All documents that we subsequently file under Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act before we file a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

        Any statement incorporated herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4. DESCRIPTION OF SECURITIES.

        Not applicable.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

        Not applicable.

ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        As permitted by Section 145 of the Delaware General Corporation Law, Registrant's Restated Certificate includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to Registrant or its stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of the law;

  •
  under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; and

  •
  for any transaction from which the director derived an improper personal benefit.

        As permitted by the Delaware General Corporation Law, Registrant's Bylaws provide that:

  •
  Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions;

  •
  Registrant may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its certificate of incorporation, its bylaws or agreements to which it is a party;

  •
  Registrant is required to advance expenses, as incurred, to its directors and officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to limited exceptions; and

  •
  the rights conferred in the Bylaws are not exclusive.

        Registrant has entered into Indemnity Agreements with each of its current directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the Restated Certificate and to provide additional procedural protections.

        Registrant maintains a directors and officers liability insurance policy.

        See also the undertakings set out in response to Item 9.

        Section 145 of the General Corporation Law of the State of Delaware provides for indemnification in terms sufficiently broad to indemnify such individuals, under certain circumstances, for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act").

        The Registrant also maintains a director and officer liability insurance policy.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

        Not applicable.

ITEM 8. EXHIBITS.

        The following documents are filed as exhibits to this Post-Effective Amendment No. 1 to Form S-8:

Exhibit No.	Description
4.01
Registrant's Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K filed with the Commission on September 3, 2004).
4.02	Registrant's Bylaws, as amended (incorporated herein by reference to Exhibit 3.2 to Registrant's Current Report on Form 8-K filed with the Commission on September 3, 2004).
4.03
Director Option Agreement between the Company and Richard C. Williams dated November 6, 2003 (incorporated by reference to Exhibit 10.15 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003).
5.01	Opinion of Weintraub Genshlea Chediak Sproul, a law corporation.

23.01	Consent of Weintraub Genshlea Chediak Sproul, a law corporation (included in Exhibit 5.01).
23.02	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.03	Consent of Ernst & Young LLP, Independent Auditors.
24.01	Power of Attorney.*

*
Previously filed.

ITEM 9. UNDERTAKINGS.

        The undersigned Registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the information required to be included in a post-effective amendment thereby is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference into the Registration Statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (4)   That, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 6 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on this 3rd day of September, 2004.

CELLEGY PHARMACEUTICALS, INC.
By:	/s/ K. MICHAEL FORREST K. Michael Forrest President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
Principal Executive Officer:
/s/ K. MICHAEL FORREST K. Michael Forrest	President, Chief Executive Officer and a Director	September 3, 2004
Principal Financial Officer and Principal Accounting Officer:
/s/ A. RICHARD JUELIS A. Richard Juelis	Vice President, Finance and Chief Financial Officer	September 3, 2004
Additional Directors:
* Richard C. Williams	Chairman of the Board, Director	September 3, 2004
* John Q. Adams, Sr.	Director	September 3, 2004
* Tobi B. Klar, M.D.	Director	September 3, 2004
* Robert B. Rothermel	Director	September 3, 2004
* Thomas M. Steinberg	Director	September 3, 2004

*By:	/s/ A. RICHARD JUELIS A. Richard Juelis Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
4.01
Registrant's Amended and Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K filed with the Commission on September 3, 2004).
4.02	Registrant's Bylaws, as amended (incorporated herein by reference to Exhibit 3.2 to Registrant's Current Report on Form 8-K filed with the Commission on September 3, 2004).
4.03
Director Option Agreement between the Company and Richard C. Williams dated November 6, 2003 (incorporated by reference to Exhibit 10.15 to the Company's Annual Report on Form 10-K for the year ended December 31, 2003).
5.01	Opinion of Weintraub Genshlea Chediak Sproul, a law corporation.
23.01	Consent of Weintraub Genshlea Chediak Sproul, a law corporation (included in Exhibit 5.01).
23.02	Consent of PricewaterhouseCoopers LLP, Independent Registered Public Accounting Firm.
23.03	Consent of Ernst & Young LLP, Independent Auditors.
24.01	Power of Attorney.*

*
Previously filed.

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POST EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
  ITEM 3. INFORMATION INCORPORATED BY REFERENCE.
  ITEM 4. DESCRIPTION OF SECURITIES.
  ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.
  ITEM 6. INDEMNIFICATION OF DIRECTORS AND OFFICERS.
  ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.
  ITEM 8. EXHIBITS.
  ITEM 9. UNDERTAKINGS.
SIGNATURES
EXHIBIT INDEX